UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2005

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 8.01  Other Events.

Maxus Realty Trust, Inc. (the "Registrant") has received updated information with regard to (i) the damage to its apartment complexes located in Bay St. Louis, Mississippi (Waverly Apartments) and Picayune, Mississippi (Arbor Gate Apartments) in connection with Hurricane Katrina and (ii) the Registrant’s insurance coverage for the apartment buildings. Based on an estimate from one reconstruction firm, the Registrant was told that Arbor Gate Apartments sustained approximately $1.4 million in damages. At the Arbor Gate Apartments, 12 units have been determined uninhabitable until construction work is completed. It is possible that additional units may be determined to be uninhabitable as well. As for Waverly Apartments, the initial response from the Registrant's insurance adjusters as well as a consultant from the lender is that Waverly Apartments are a total loss and they have estimated in excess of $60,000 a unit to rebuild.

Freddie Mac, the lender for the Arbor Gate Apartments and the Waverly Apartments has agreed to provide a temporary 90-day moratorium on payments of principal, interest and replacement reserves for payments due in October 1, November 1, and December 1, 2005. All principal and interest that would otherwise have been collected during this time will be payable at maturity or any earlier payoff of the loans without accrual of any additional interest. As a condition to the 90-day moratorium, the Registrant must provide periodic updates regarding the physical condition and economic occupancy of the properties, to make any and all valid insurance claims, not settle or withdraw any such claims without Freddie Mac’s consent, and continue to pay regular escrow payments for insurance and taxes. The current outstanding principal balances of the loans for Arbor Gate Apartments and Waverly Apartments are approximately $3,034,000 and $4,187,000 as of September 30, 2005, respectively.

In reviewing insurance coverages for the Arbor Gate Apartments and Waverly Apartments with the Registrant’s insurance carriers, the Registrant has learned that its total insurance coverage for wind/hail damage to the Arbor Gate Apartments is $6,518,180, which includes an $800,000 policy for losses due to business interruption. Likewise, for the Waverly Apartments, their total wind/hail insurance coverage is $7,553,160, which includes a $965,000 policy for losses due to business interruption. The Registrant has a separate flood insurance policy with respect to the Waverly Apartments with coverage limits of $250,000 per building and a $2,000 deductible per building. There are 17 apartment buildings at Waverly Apartments.

At this time, the Registrant is not able to predict how long the clean-up and construction process will take at the Arbor Gate Apartments. The Registrant is also not able to predict how long it will be before it may receive insurance proceeds for damages incurred and/or loss of rents.

As more specific and reliable information becomes available to the Registrant, we will update the shareholders when appropriate.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxus Realty Trust, Inc.

Date: October 19, 2005	By:	/s/ David L. Johnson
David L. Johnson,
Chairman of the Board, President and
Chief Executive Officer